April 11, 2012

Joseph Hayden

President

Applied Energetics, Inc.

3590 E. Columbia St.

Tucson, AZ 85714

Dear Joe Hayden:

This letter is to inform you of my decision to resign as Chief Financial Officer of Applied Energetics, Inc. It has been a pleasure helping this company in many ways through good and tough times; but unfortunately an opportunity that I can’t ignore has come my way and I have accepted that position. My last day of work will be April 20, 2012.

Unfortunately, there is never a good time to leave a company as there is always a period to close the accounting books and with this I plan on leaving all the numbers ready for Q1 2012 and the 10Q as final as I can for release or audit by BDO. I am also available for assistance anytime to finalize the 1st quarter 10Q as well. If help is needed down the road I am also open to a consulting agreement with Applied Energetics.

Sincerely,

By: /s/ Humberto Astorga
Chief Financial Officer

Cc: George Farley